EXHIBIT 99.1
                                                                  ------------


Contact:      BKF Capital Group, Inc.           Kekst and Company
              Norris Nissim                     Mark Semer or Jim Fingeroth
              212-332-8437                      212-521-4800



       BKF CAPITAL GROUP ANNOUNCES DEPARTURE OF SENIOR PORTFOLIO MANAGER

     MANAGED APPROXIMATELY $133 MILLION IN ALTERNATIVE INVESTMENT STRATEGY


NEW YORK, NY- APRIL 18, 2006 - BKF Capital Group, Inc. (NYSE:BKF) today announced the pending departure of the senior portfolio manager for its small-mid cap, long-short equity investment strategy. As a consequence, the portfolios managed pursuant to this strategy will be liquidated and the funds returned to clients. Accounts managed by this manager and his team generated approximately 3.1% of the Company's revenues in 2005, and assets under management in the strategies managed by the team as of March 31, 2006 were approximately $133 million. In 2005 and 2006, the Company liquidated its event driven and trading-oriented long-short equity portfolios, which combined to generate approximately 62% of 2005 revenues. The Company also disclosed that it had experienced a year to date decline in the assets under management in its long-only strategies of approximately $900 million.

BKF Capital Group operates primarily through its subsidiary BKF Asset Management, Inc., a New York-based investment management firm. Clients include endowments, foundations, pension and profit-sharing plans, registered investment funds and other financial intermediaries.

This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of BKF and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). For those statements, BKF claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are based on BKF's current expectations and are susceptible to a number of risks, uncertainties and other factors, and BKF's actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: retention and ability of qualified personnel; the performance of the securities markets and of value stocks in particular; the investment performance of client accounts; the retention of significant client and/or distribution relationships; competition; the existence or absence of adverse publicity; changes in business strategy; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; and other risks and uncertainties referred to in this document and in BKF's other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond BKF's control. BKF will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is BKF's policy generally not to make any specific projections as to future earnings, and BKF does not endorse any projections regarding future performance that may be made by third parties.